UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-A/A

(Amendment No. 2)

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR (g) OF

THE SECURITIES EXCHANGE ACT OF 1934

KB HOME

(Exact name of registrant as specified in its charter)

Delaware	95-3666267
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

10990 Wilshire Boulevard, Los Angeles, California	90024
(Address of principal executive offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
Rights to Purchase Series A Participating Cumulative Preferred Stock	New York Stock Exchange

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c) or (e), check the following box.  ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d) or (e), check the following box.  ☐

If this form relates to the registration of a class of securities concurrently with a Regulation A offering, check the following box.  ☐

Securities Act registration statement or Regulation A offering statement file number to which this form relates:

Not applicable.

Securities to be registered pursuant to Section 12(g) of the Act:

None

Item 1. Description of Registrant’s Securities to be Registered.

KB Home is filing this Amendment No. 2 to supplement and amend its Registration Statement on Form 8-A dated January 27, 2009, as supplemented and amended by Amendment No. 1 thereto dated April 13, 2018 (as amended, the “Registration Statement”). The Registration Statement is hereby incorporated herein by reference. The response to Item 1 of the Registration Statement is amended to add the following paragraph to the end of Item 1:

On April 8, 2021, KB Home entered into an Amended Rights Agreement with Computershare Inc., as Rights Agent following the approval thereof by KB Home’s stockholders at its 2021 Annual Meeting held on April 8, 2021. The Amended Rights Agreement amends the Amended and Restated Rights Agreement, dated as of April 12, 2018, by and between KB Home and Computershare Inc., as Rights Agent. The Amended Rights Agreement is intended to continue to help protect KB Home’s net operating losses and other deferred tax assets from an “ownership change” under Section 382 of the Internal Revenue Code. The Amended Rights Agreement extended the latest possible expiration date of the rights issued pursuant to the Amended and Restated Rights Agreement to the close of business on April 30, 2024, and made certain other related changes.

A copy of the Amended Rights Agreement is filed as an exhibit to this Registration Statement. The foregoing description of the Amended Rights Agreement does not purport to be complete and is qualified in its entirety by reference to its full text, which is incorporated herein by reference.

Item 2. Exhibits.

Number	Description

4.1	Amended Rights Agreement, effective as of April 8, 2021, made by and between KB Home and Computershare Inc., as Rights Agent (incorporated by reference from the definitive Proxy Statement for the 2021 Annual Meeting filed on February 26, 2021).

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

KB Home

Date: April 12, 2021.

By:	/s/ William A. (Tony) Richelieu
William A. (Tony) Richelieu
Vice President, Corporate Secretary and Associate General Counsel